EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2020 Financial Results

- Record annual gross profit margin of 31.5%, record fourth quarter gross profit margin of 33.0%
- Annual EPS of $5.66, annual non-GAAP EPS of $7.71, fourth quarter EPS of $2.01
-Strong annual cash flow from operations of $1.17 billion
- Annual share repurchases of $337.3 million
- Increased quarterly dividend 10.0% to $0.6875 per share

LOS ANGELES, Feb. 18, 2021 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2020.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Twelve Months Ended December 31,		Year-Over-Year		Year-Over-Year
	Q4 2020	Q3 2020	% Change	2020	2019	% Change	Q4 2019	% Change
Income Statement Data:
Net sales	$2,134.1	$2,085.6	2.3%	$8,811.9	$10,973.8	(19.7)%	$2,447.8	(12.8)%
Gross profit[1]	$703.6	$676.1	4.1%	$2,775.1	$3,329.4	(16.6)%	$794.2	(11.4)%
Gross profit margin[1]	33.0%	32.4%	0.6%	31.5%	30.3%	1.2%	32.4%	0.6%
Non-GAAP gross profit margin[1,2]	32.9%	32.4%	0.5%	31.9%	30.3%	1.6%	32.4%	0.5%
Non-GAAP pretax income adjustments[2]	$0.1	$31.0		$179.0	$0.3		$—
Pretax income	$166.1	$127.0	30.8%	$478.2	$929.3	(48.5)%	$209.6	(20.8)%
Non-GAAP pretax income[2]	$166.2	$158.0	5.2%	$657.2	$929.6	(29.3)%	$209.6	(20.7)%
Net income attributable to Reliance	$129.6	$97.6	32.8%	$369.1	$701.5	(47.4)%	$165.6	(21.7)%
Diluted EPS	$2.01	$1.51	33.1%	$5.66	$10.34	(45.3)%	$2.44	(17.6)%
Non-GAAP diluted EPS[2]	$2.01	$1.87	7.5%	$7.71	$10.34	(25.4)%	$2.44	(17.6)%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$230.2	$296.3	(22.3)%	$1,173.0	$1,301.5	(9.9)%	$347.4	(33.7)%
Free cash flow[3]	$192.9	$258.1	(25.3)%	$1,001.0	$1,059.3	(5.5)%	$288.0	(33.0)%
Net debt-to-total capital[4]	15.8%	17.3%		15.8%	21.4%		21.4%

Capital Allocation Data:
Capital expenditures	$37.3	$38.2		$172.0	$242.2		$59.4
Acquisitions, net	$6.9	$—		$6.9	$177.8		$176.8
Dividends	$41.3	$41.0		$164.1	$151.3		$38.0
Share repurchases	$37.1	$0.2		$337.3	$50.0		$—

Key Business Metrics:
Tons sold	1,266.4	1,283.5	(1.3)%	5,230.5	5,861.6	(10.8)%	1,375.7	(7.9)%
Tons sold (same-store)	1,265.4	1,282.2	(1.3)%	5,225.0	5,861.6	(10.9)%	1,375.7	(8.0)%
Average selling price per ton sold	$1,683	$1,609	4.6%	$1,681	$1,860	(9.6)%	$1,763	(4.5)%
Average selling price per ton sold (same-store)	$1,673	$1,597	4.8%	$1,668	$1,860	(10.3)%	$1,763	(5.1)%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Despite the extraordinary challenges 2020 presented on a global scale, we are extremely pleased with the strong execution of all of our employees within the Reliance Family of Companies who demonstrated the resiliency of our business model with our core values of health and safety at the forefront,” said Jim Hoffman, Chief Executive Officer of Reliance. “Operating as an essential business, we were able to rapidly respond to fluid market conditions through our decentralized operating structure, and made significant reductions in our operating costs to maintain solid profitability. We achieved record gross profit margins for both the full year and fourth quarter of 2020. Our results demonstrate the strength and resiliency of our people and unique business model, as well as our ability to execute through both good times and bad given the diversity of our products, end markets and geographies. During the fourth quarter, favorable demand and pricing trends, coupled with our strategy of providing superior customer service and when-needed inventory, along with our ability to service small order sizes and provide more value to our customers through specialized value-added processing, collectively helped us generate a record fourth quarter gross profit margin of 33.0% on net sales of $2.13 billion. The combination of better than expected market conditions and effective expense management contributed to our record gross profit margins and to the generation of $2.01 of earnings per share in the fourth quarter of 2020, well above our outlook.”

Mr. Hoffman continued, “Following our record year in 2019, we again generated very strong cash flow from operations of $1.17 billion in 2020 driven by our profitability and relentless focus on working capital management. Our countercyclical cash flow generation and strong financial position, enhanced by our 2020 financing activities, allow us to remain flexible and opportunistic in executing our growth initiatives while concurrently returning value to our stockholders. The majority of our capital expenditures in 2020 funded growth opportunities to continue meeting and exceeding the needs of our customers, with an ongoing emphasis on value-added processing capabilities to drive improved margins and profitability over time. We also returned value to our stockholders in 2020 through $164.1 million in quarterly cash dividends and $337.3 million of share repurchases.”

Mr. Hoffman concluded, “Over the past year, we adapted to operate more efficiently than ever before without sacrificing our competitive edge and the critical elements of our business that make Reliance a trusted and reliable partner. Looking ahead, we will continue to execute and improve upon Reliance’s tried and true model that has delivered industry-leading results for many decades, with a commitment to strong pricing discipline, diligent expense control, when-needed inventory management, and innovation.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the fourth quarter of 2020, the Company experienced ongoing improvements in demand in nearly all of the end markets it serves. The Company’s shipments declined only 1.3% compared to the third quarter of 2020, outperforming Reliance’s expectations of a 4% to 6% decline consistent with the typical fourth quarter seasonal slowdown from customer holiday-related shutdowns and fewer shipping days.

Non-residential construction, Reliance’s largest end market, remained relatively steady during the fourth quarter of 2020 due to strong product pricing and healthy bidding activity. Reliance is cautiously optimistic that demand for non-residential construction activity in Reliance’s space will continue at these levels through the first quarter of 2021 based on healthy backlogs and quoting activity along with positive customer sentiment.

Demand for the toll processing services Reliance provides to the automotive market was strong in the fourth quarter as automotive OEMs and steel and aluminum mills continued to ramp production as a result of re-openings following COVID-19 shutdowns in the second quarter. Reliance maintains a positive outlook for this end market and continues to focus on growth and innovation in toll processing, including expansion of its toll processing operations.

Demand in heavy industry for both agricultural and construction equipment rebounded to solid levels in the fourth quarter as production schedules increased following customer re-openings from COVID-19 related shutdowns. Reliance believes demand will continue to improve in the first quarter of 2021 based on positive customer feedback and solid shipping trends.

Semiconductor demand in the fourth quarter of 2020 continued to strengthen from the third quarter of 2020. Reliance remains optimistic that demand will remain strong in the first half of 2021.

Demand in the aerospace defense market remained strong during the fourth quarter of 2020. However, demand in commercial aerospace continued to decline as a direct result of reduced air travel due to COVID-19. Reliance maintains its positive outlook for the aerospace defense market, and is cautiously optimistic that demand in commercial aerospace may begin to slowly recover in the latter half of 2021.

Demand in the energy (oil and natural gas) market remained under pressure in the fourth quarter of 2020 with modest improvement expected in the first quarter of 2021. Reliance closed certain facilities servicing the energy market early in 2020 and believes its remaining businesses servicing the energy sector are well positioned to support a recovery in this market.

Balance Sheet & Cash Flow
As previously announced, in early August of 2020 Reliance completed the public offering of $400 million aggregate principal amount of 1.30% senior notes due 2025 and $500 million aggregate principal amount of 2.15% senior notes due 2030. The Company used a portion of the net proceeds from the notes offering to repay all outstanding indebtedness under its unsecured revolving credit facility and its unsecured term loan and will utilize the remaining proceeds for general corporate purposes. In addition, in September 2020, Reliance amended and restated its $1.5 billion unsecured revolving credit facility for a new five-year term.

At December 31, 2020, Reliance had total debt outstanding of $1.66 billion with no outstanding borrowings under its new $1.5 billion revolving credit facility and a net debt-to-EBITDA ratio of 1.1x for the year ended December 31, 2020. Reliance generated cash flow from operations of $230.2 million during the fourth quarter of 2020 and $1.17 billion for the full year of 2020. This strong, countercyclical cash generation enabled the Company to invest $172.0 million in capital expenditures and return $501.4 million to its stockholders in the form of dividends and share repurchases in 2020.

Stockholder Return Activity
On February 16, 2021, the Board of Directors declared a quarterly cash dividend of $0.6875 per share of common stock, an increase of 10.0%, payable on March 26, 2021 to stockholders of record as of March 12, 2021. Reliance has paid regular quarterly dividends for 61 consecutive years without suspension or reduction and has increased the dividend 28 times since its 1994 IPO.

During the fourth quarter of 2020, Reliance repurchased approximately 0.3 million shares of its common stock at an average cost of $108.43 per share, for a total of $37.1 million. For the full year of 2020, Reliance repurchased approximately 3.7 million shares of its common stock at an average cost of $91.80 per share, for a total of $337.3 million. At December 31, 2020, approximately 2.8 million shares, or approximately 4% of the Company’s common shares currently outstanding, remained available for repurchase under Reliance’s stock repurchase program.

Director Succession and Leadership Promotions
As previously announced, effective January 15, 2021, Reliance announced the promotion of Karla Lewis to President and her appointment to the Company’s Board of Directors, consistent with the Board’s executive leadership succession plan. In concert with Mrs. Lewis’ promotion, Reliance announced the promotion of Arthur Ajemyan to Vice President, Chief Financial Officer. Reliance also announced that David H. Hannah will retire from the Board of Directors and not stand for reelection at the Company’s 2021 Annual Meeting of Stockholders.

Business Outlook
While macroeconomic uncertainty stemming from the COVID-19 pandemic continues, Reliance management remains optimistic about business conditions in the majority of the end markets in which it operates. Reliance anticipates overall demand will continue to improve in the first quarter of 2021. The Company estimates that tons sold will be up 10% to 12% in the first quarter of 2021 compared to the fourth quarter of 2020, which includes the normal seasonal increase in shipping volumes compared to the fourth quarter. The Company expects the currently favorable metals pricing environment, primarily for carbon and stainless steel products, to continue in the first quarter due to improving demand and the significant mill price increases that took effect in the fourth quarter of 2020 with some continuing into early 2021. As such, management estimates its average selling price per ton sold for the first quarter of 2021 will be up 12% to 14% compared to the fourth quarter of 2020. Given the strong demand and pricing fundamentals, the Company anticipates maintaining an elevated gross profit margin level in the first quarter of 2021. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $3.40 to $3.50 for the first quarter of 2021.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s fourth quarter and full year 2020 financial results and business outlook will be held today, February 18, 2021 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13715195. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 4, 2021 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13715195. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by us, as well as developments beyond our control, including, but not limited to, the impact of COVID-19 and changes in worldwide and U.S. economic conditions that materially impact our customers and the demand for our products and services. The extent to which the continuing COVID-19 pandemic may negatively impact our operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, new information which may emerge concerning the severity or duration of the COVID-19 pandemic, the actions taken to control the spread of COVID-19 or treat its impact, and changes in worldwide and U.S. economic conditions. Further deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for our products and services and negatively impact our business, and may also impact financial markets and corporate credit markets which could adversely impact our access to financing, or the terms of any financing. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on our business, financial position, results of operations and cash flows. Other factors which could cause actual results to differ materially from our forward-looking statements include those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, Form 10-Q for the quarter ended June 30, 2020, Form 10-Q for the quarter ended September 30, 2020 and in other documents Reliance files or furnishes with the SEC.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Fourth Quarter 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q4 2020 Tons Sold	Q3 2020 Tons Sold	Sequential Quarter Change	Q4 2019 Tons Sold	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,025.1	1,040.2	(1.5)%	1,110.0	(7.6)%	6.6%	0.2%
Aluminum	69.9	70.5	(0.9)%	79.5	(12.1)%	(0.9)%	(9.8)%
Stainless steel	71.3	70.3	1.4%	71.5	(0.3)%	1.6%	(5.9)%
Alloy	28.3	28.3	—%	41.9	(32.5)%	3.4%	1.6%

	Sales ($'s in millions; % change)
	Q4 2020 Sales	Q3 2020 Sales	Sequential Quarter Change	Q4 2019 Sales	Year-Over-Year Change
Carbon steel	$1,156.6	$1,100.8	5.1%	$1,250.5	(7.5)%
Aluminum	$387.7	$394.3	(1.7)%	$489.3	(20.8)%
Stainless steel	$352.5	$341.8	3.1%	$375.6	(6.2)%
Alloy	$94.2	$91.0	3.5%	$137.1	(31.3)%

Full Year 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2020	2019	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	4,235.7	4,701.1	(9.9)%	(11.0)%
Aluminum	293.9	341.4	(13.9)%	(8.9)%
Stainless steel	287.9	306.1	(5.9)%	(3.3)%
Alloy	131.5	194.9	(32.5)%	(0.7)%

	Sales ($'s in millions; % change)
	2020	2019	Year-Over-Year Change
Carbon steel	$4,647.4	$5,792.9	(19.8)%
Aluminum	$1,687.6	$2,151.9	(21.6)%
Stainless steel	$1,435.6	$1,578.0	(9.0)%
Alloy	$436.5	$652.1	(33.1)%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019*
Net sales	$2,134.1	$2,447.8	$8,811.9	$10,973.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,430.5	1,653.6	6,036.8	7,644.4
Warehouse, delivery, selling, general and administrative	463.6	513.2	1,874.0	2,095.4
Depreciation and amortization	56.5	56.1	227.3	219.3
Impairment of long-lived assets	0.1	—	108.0	1.2
	1,950.7	2,222.9	8,246.1	9,960.3

Operating income	183.4	224.9	565.8	1,013.5

Other (income) expense:
Interest expense	15.7	16.6	62.9	85.0
Other expense (income), net	1.6	(1.3)	24.7	(0.8)
Income before income taxes	166.1	209.6	478.2	929.3
Income tax provision	35.6	43.3	105.8	223.2
Net income	130.5	166.3	372.4	706.1
Less: Net income attributable to noncontrolling interests	0.9	0.7	3.3	4.6
Net income attributable to Reliance	$129.6	$165.6	$369.1	$701.5

Earnings per share attributable to Reliance stockholders:
Diluted	$2.01	$2.44	$5.66	$10.34
Basic	$2.04	$2.48	$5.74	$10.49

Shares used in computing earnings per share:
Diluted	64,548	67,818	65,263	67,855
Basic	63,583	66,719	64,328	66,885

Cash dividends per share	$0.625	$0.55	$2.50	$2.20

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$683.5	$174.3
Accounts receivable, less allowance for credit losses of $19.0 at December 31, 2020 and $17.8 at December 31, 2019	926.3	1,067.8
Inventories	1,420.4	1,645.7
Prepaid expenses and other current assets	80.5	85.2
Income taxes receivable	2.1	37.2
Total current assets	3,112.8	3,010.2
Property, plant and equipment:
Land	260.1	239.8
Buildings	1,240.0	1,195.1
Machinery and equipment	2,107.8	2,044.4
Accumulated depreciation	(1,815.7)	(1,684.1)
Property, plant and equipment, net	1,792.2	1,795.2

Operating lease right-of-use assets	204.0	201.5
Goodwill	1,935.2	2,003.8
Intangible assets, net	947.1	1,031.1
Cash surrender value of life insurance policies, net	43.7	42.7
Other assets	71.8	46.6
Total assets	$8,106.8	$8,131.1

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$259.3	$275.0
Accrued expenses	88.9	67.4
Accrued compensation and retirement costs	165.8	172.1
Accrued insurance costs	42.0	43.4
Current maturities of long-term debt and short-term borrowings	6.0	64.9
Current maturities of operating lease liabilities	51.0	52.5
Total current liabilities	613.0	675.3
Long-term debt	1,638.9	1,523.6
Operating lease liabilities	154.1	149.5
Long-term retirement costs	95.8	87.0
Other long-term liabilities	26.7	12.3
Deferred income taxes	455.6	469.3
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 63,600 at December 31, 2020 and 66,854 at December 31, 2019	0.1	122.2
Retained earnings	5,193.2	5,189.5
Accumulated other comprehensive loss	(77.9)	(105.1)
Total Reliance stockholders’ equity	5,115.4	5,206.6
Noncontrolling interests	7.3	7.5
Total equity	5,122.7	5,214.1
Total liabilities and equity	$8,106.8	$8,131.1

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2020	2019*
Operating activities:
Net income	$372.4	$706.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	227.3	219.3
Impairment of long-lived assets	108.0	1.2
Provision for credit losses	5.8	3.4
Deferred income tax (benefit) provision	(13.7)	32.5
Stock-based compensation expense	42.2	51.2
Postretirement benefit plan settlement expense	19.4	—
Other	11.3	8.5
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	136.8	178.1
Inventories	227.5	211.8
Prepaid expenses and other assets	79.4	31.9
Accounts payable and other liabilities	(43.4)	(142.5)
Net cash provided by operating activities	1,173.0	1,301.5

Investing activities:
Purchases of property, plant and equipment	(172.0)	(242.2)
Acquisitions, net of cash acquired	(6.9)	(177.8)
Proceeds from sales of property, plant and equipment	6.7	8.0
Other	(16.2)	(7.1)
Net cash used in investing activities	(188.4)	(419.1)

Financing activities:
Net short-term debt borrowings (repayments)	0.7	(0.3)
Proceeds from long-term debt borrowings	1,673.5	971.0
Principal payments on long-term debt	(1,615.4)	(1,588.6)
Debt issuance costs	(6.4)	—
Dividends and dividend equivalents paid	(164.1)	(151.3)
Share repurchases	(337.3)	(50.0)
Noncontrolling interest purchased	(8.0)	(0.4)
Other	(26.0)	(21.0)
Net cash used in financing activities	(483.0)	(840.6)
Effect of exchange rate changes on cash and cash equivalents	7.6	4.3
Increase in cash and cash equivalents	509.2	46.1
Cash and cash equivalents at beginning of year	174.3	128.2
Cash and cash equivalents at end of year	$683.5	$174.3

Supplemental cash flow information:
Interest paid during the year	$52.6	$83.0
Income taxes paid during the year, net	$87.5	$214.3

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2020	2019
Net income attributable to Reliance	$129.6	$97.6	$165.6	$2.01	$1.51	$2.44
Impairment and restructuring charges	0.1	14.6	—	—	0.22	—
Non-recurring settlement charges	—	14.6	—	—	0.23	—
Debt restructuring charge	—	1.8	—	—	0.03	—
Income tax benefit related to above items	—	(7.7)	—	—	(0.12)	—
Non-GAAP net income attributable to Reliance	$129.7	$120.9	$165.6	$2.01	$1.87	$2.44

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2020	2019	2020	2019
Net income attributable to Reliance		$369.1	$701.5	$5.66	$10.34
Impairment and restructuring charges		157.8	1.2	2.40	0.02
Non-recurring settlement charges		19.4	—	0.30	—
Debt restructuring charge		1.8	—	0.03	—
Gains related to sales of non-core assets		—	(0.9)	—	(0.02)
Income tax benefit related to above items		(44.7)	(0.1)	(0.68)	—
Non-GAAP net income attributable to Reliance		$503.4	$701.7	$7.71	$10.34

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Pretax income	$166.1	$127.0	$209.6	$478.2	$929.3
Impairment and restructuring charges	0.1	14.6	—	157.8	1.2
Non-recurring settlement charges	—	14.6	—	19.4	—
Debt restructuring charge	—	1.8	—	1.8	—
Gains related to sales of non-core assets	—	—	—	—	(0.9)
Non-GAAP pretax income	$166.2	$158.0	$209.6	$657.2	$929.6

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Gross profit - LIFO	$703.6	$676.1	$794.2	$2,775.1	$3,329.4
Restructuring (credits) charges	(1.4)	(0.2)	—	38.2	—
Non-GAAP gross profit	702.2	675.9	794.2	2,813.3	3,329.4
LIFO expense (income)	15.5	(12.5)	(81.0)	(22.0)	(156.0)
Non-GAAP gross profit - FIFO	$717.7	$663.4	$713.2	$2,791.3	$3,173.4

Gross profit margin - LIFO	33.0%	32.4%	32.4%	31.5%	30.3%
Restructuring (credits) charges as a % of sales	(0.1)%	—	—	0.4%	—
Non-GAAP gross profit margin	32.9%	32.4%	32.4%	31.9%	30.3%
LIFO expense (income) as a % of sales	0.7%	(0.6)%	(3.3)%	(0.2)%	(1.4)%
Non-GAAP gross profit margin - FIFO	33.6%	31.8%	29.1%	31.7%	28.9%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, closure of some of its locations and costs relating to COVID-19 downsizing, pension settlement charges, non-recurring expenses related to the amendment of its credit agreement and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Earnings and Gross Profit Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).